Exhibit 99.1

For Information Contact:

Brett Maas

Hayden IR (646) 536-7331

brett@haydenir.com

Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PST 01/26/10

Iteris, Inc. Reports Third Quarter Revenue of $13.6 Million

—Company reports profit for the 17th consecutive quarter; increases gross margins and further reduces operating expenses —

SANTA ANA, Calif. — January 26, 2010 - Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its fiscal third quarter ended December 31, 2009.

For the quarter ended December 31, 2009, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $13.6 million which represents a decrease of 17.5 percent compared to $16.5 million reported in the same quarter of the prior year. The decrease was primarily as a result of a decline in sales of Vehicle Sensors products and services as well as a reduction in Transportation Systems contract revenues. Despite the year-over-year decline, sales of Vehicle Sensors products and services were up sequentially for the second quarter in a row and increased to $1.7 million, or 20.8 percent, when compared to the preceding fiscal quarter.

Gross margins increased to 40.8 percent in the current fiscal quarter compared to 39.5 percent reported in the same quarter of the prior fiscal year. The increase in gross margins was primarily a result of a more favorable sales mix of Roadway Sensor products in terms of geography as well as a slight increase in Transportation Systems consulting gross margins as a result of contract mix.

Operating expenses were $4.8 million for the quarter, representing a sequential decrease of 11.2 percent from $5.5 million in the preceding fiscal quarter and a decrease of 8.1 percent from $5.3 million reported in the same quarter of the prior fiscal year. The sequential and year-over-year decrease in operating expenses was primarily a result of a decrease in certain Transportation Systems and corporate general and administrative expenses.

The Company reported operating income of $694,000 for the quarter ended December 31, 2009 compared to an operating income of $1.2 million in the same quarter of the prior fiscal year. Reported net income was $709,000 or $0.02 per fully diluted share for the quarter ended December 31, 2009, compared to a net income of $741,000 or $0.02 per fully diluted share in the same quarter of the prior fiscal year.

As of December 31, 2009, the Company had no borrowings against its line of credit and generated approximately $1.2 million of cash from operations in the current quarter. The Company’s cash position as of December 31, 2009 was approximately $9.4 million or an increase of approximately $3.0 million since March 31, 2009.

For the nine months ended December 31, 2009, net sales and contract revenues were $43.1 million, representing a decrease of 18.7 percent compared to net sales and contract revenues of $53.0 million in the same period of the prior fiscal year. Operating income for the nine months ended December 31, 2009 was $2.1 million compared to $4.6 million in the same period of the prior fiscal year. The Company reported a net income of $1.4 million or $0.04 per share, for the nine months ended December 31, 2009, compared to net income of $2.5 million, or $0.07 per share, for the same period in the prior fiscal year.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “I am pleased to report yet another profitable quarter. We made additional progress in our efforts to streamline operations to maximize profitability despite lower revenues, which we believe were primarily due to short-term state and local agencies’ budget issues.”

“We plan to continue to invest in research and development, with the goal of adding products to our established distribution channels in our domestic markets. In addition, we plan to broaden our target markets to include Europe, Asia, South America, and the Middle East. Strategically, we are making progress in key areas of our business. In Transportation Systems, we are pursuing high margin large contracts and developing new niche markets and software based integration tools, as well as strategic partnerships and beginning to penetrate into international markets. In Roadway Sensors, we plan to continue strengthening our distribution channel strategy to expand our market share domestically and also expand our international market opportunity through introduction of new products, as well as pursuing several strategic alliances. In Vehicle Sensors, we have developed a major new product which we expect to be received favorably by the marketplace. In summary, despite the market challenges, we are taking concrete steps which we believe strengthen Iteris’ competitive position and we plan to expand our leadership position through continued innovation and an ongoing commitment to research and development and sales and marketing.”

Operational and Other Highlights

•                  Net inventory levels declined by approximately $500,000 from the September 2009 quarter to $3.2 million as of December 31, 2009, the lowest level since June 2006.

•                  Approximately $6.0 million in new Transportation Systems consulting contracts were signed during the quarter ended December 31, 2009. Transportation Systems consulting backlog at the end of the third fiscal quarter was $32.1 million, up from $30.9 million reported at the end of the prior fiscal quarter.

•                  On November 2, 2009, the Company announced that the City of Corona awarded a contract to Iteris for the integration phase of the Advanced Traffic Management System Phase 2 Project. The contract is valued at $2.3 million and includes the procurement and configuration of numerous intelligent transportation systems hardware and software components. Work on the project began in the Company’s fiscal third quarter and is expected to occur over the next 9 months.

•                  On November 5, 2009, the Company announced it has shipped over 150,000 machine-vision sensors to public and private sector clients worldwide since inception. Iteris’ sensors have been deployed throughout the United States, Asia, Latin America, Europe, and the Middle East.

•                  On December 7, 2009, the Company announced the debut of Pico, a compact video detection system that delivers superior vehicle detection in a small and economical package, at the Gulf Traffic exhibition at the Dubai International Exhibition Centre. Designed to address international video detection needs, the easy-to-use Pico system includes a weather resistant camera sensor with a built-in vehicle detection processor and an interface controller that resides in the traffic cabinet. Pico features Iteris’ advanced detection algorithms that have been proven over the years to deliver reliable video detection.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the third quarter ended December 31, 2009 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com. The webcast will be recorded and available for replay until Tuesday, February 9, 2010.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America,  Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance,  profitability, operating results, financial condition,  prospects and competitive position, the demand for and the market acceptance of our products, technologies, and services, the Company’s expansion plans and operating strategies, and our competitive position. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the timing and amount of stimulus or other funds allocated to overall infrastructure projects and the transportation industry and our ability to access or qualify for such funding; the potential unforeseen impact of price competition, product offerings from competitors and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies or products, such as the Pico video detection system; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; our customers’ production schedules, agendas, and ability to deploy our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our active safety and other technologies; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the housing and commercial real estate development and construction markets and in the technology sector, the heavy truck and passenger car markets, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2009	March 31, 2009
	(unaudited)
ASSETS:
Cash	$9,404	$6,372
Trade accounts receivable, net	10,010	12,448
Costs and estimated earnings in excess of billings on uncompleted contracts	4,780	4,217
Inventory	3,203	5,681
Prepaid expenses	473	272
Deferred tax assets	15,172	15,746
Property and equipment, net	2,685	3,244
Goodwill	27,791	27,774
Intangible and other assets, net	687	312
Total assets	$74,205	$76,066

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,520	$12,298
Revolving line of credit	—	—
Unrecognized tax benefits	794	1,117
Term debt	5,750	6,543
Convertible debentures, net	—	750
Total liabilities	17,064	20,708
Total stockholders’ equity	57,141	55,358
Total liabilities and stockholders’ equity	$74,205	$76,066

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008
Net sales and contract revenues:
Net sales	$7,401	$9,083	$22,796	$30,687
Contract revenues	6,176	7,379	20,280	22,283
Total net sales and contract revenues	13,577	16,462	43,076	52,970
Costs of net sales and contract revenues:
Cost of net sales	3,844	4,890	12,099	16,043
Cost of contract revenues	4,198	5,068	13,290	14,796
Gross profit	5,535	6,504	17,687	22,131
Operating expenses:
Selling, general, and administrative	3,915	4,385	12,695	14,193
Research and development	890	848	2,738	3,180
Amortization of intangible assets	36	37	122	110
Total operating expenses	4,841	5,270	15,555	17,483
Operating income	694	1,234	2,132	4,648
Non-operating income (expense):
Other income, net	25	63	42	90
Interest expense, net	(58)	(141)	(215)	(537)

Income before income taxes	661	1,156	1,959	4,201
Income tax benefit (provision)	48	(415)	(563)	(1,727)
Net income	$709	$741	$1,396	$2,474

Earnings per share:
Basic	$0.02	$0.02	$0.04	$0.07
Diluted	$0.02	$0.02	$0.04	$0.07

Weighted average shares outstanding:
Basic	34,260	34,120	34,235	33,895
Diluted	34,469	34,358	34,430	34,752